Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF MAY 15, 2017

BY AND AMONG

SANDY SPRING BANCORP, INC.,

TOUCHDOWN ACQUISITION, INC.

AND

WASHINGTONFIRST BANKSHARES, INC.

TABLE OF CONTENTS

		Page Nos.

Introductory Statement		1

ARTICLE I - Mergers		2
1.1	The Mergers	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the First-Step Merger	2
1.5	Conversion of Company Common Stock	3
1.6	Effect on Outstanding Shares of Parent Common Stock	4
1.7	Effect on Outstanding Shares of Common Stock of Merger Sub	4
1.8	Articles of Incorporation of the Surviving Corporation	4
1.9	Bylaws of Surviving Corporation	4
1.10	Treatment of Company Equity Awards	4
1.11	Bank Merger	5
1.12	Alternative Structure	6

ARTICLE II – Exchange Procedures		6
2.1	Exchange Agent	6
2.2	Exchange Procedures	6
2.3	Appraisal Rights	8

ARTICLE III – Representations and Warranties of The Company		9
3.1	Organization and Qualification	10
3.2	Subsidiaries	10
3.3	Capital Structure	11
3.4	Authority	13
3.5	No Violations	13
3.6	Consents and Approvals	14
3.7	Governmental Filings	14
3.8	Securities Filings	15
3.9	Financial Statements	15
3.10	Undisclosed Liabilities	15
3.11	Absence of Certain Changes or Events	16
3.12	Legal Proceedings	16
3.13	Absence of Regulatory Actions	16
3.14	Compliance with Laws	17
3.15	Taxes	18
3.16	Agreements	20
3.17	Intellectual Property	22
3.18	Labor Matters	23
3.19	Employee Benefit Plans	23
3.20	Real Property	26
3.21	Fairness Opinion	26
3.22	Fees	26

 i

3.23	Environmental Matters	26
3.24	Loan Matters	27
3.25	Anti-takeover Provisions Inapplicable	29
3.26	Related Party Transactions	29
3.27	Insurance	29
3.28	Investment Securities; Derivatives	29
3.29	Corporate Documents and Records	30
3.30	Company Information	30
3.31	Internal Controls	30
3.32	Data Privacy	31
3.33	Tax Treatment of the Integrated Mergers	32

ARTICLE IV – Representations and warranties of parent and merger sub		32
4.1	Organization and Qualification	33
4.2	Subsidiaries	33
4.3	Capital Structure	33
4.4	Authority	35
4.5	No Violations	35
4.6	Consents and Approvals	36
4.7	Governmental Filings	36
4.8	Securities Filings	36
4.9	Financial Statements	37
4.10	Undisclosed Liabilities	37
4.11	Absence of Certain Changes or Events	37
4.12	Legal Proceedings	37
4.13	Absence of Regulatory Actions	38
4.14	Compliance with Laws	38
4.15	Taxes	39
4.16	Employee Benefit Plans	41
4.17	Fairness Opinion	42
4.18	Fees	43
4.19	Loan Matters	43
4.20	Anti-takeover Provisions Inapplicable	43
4.21	Insurance	43
4.22	Corporate Documents and Records	43
4.23	Parent Information	44
4.24	Internal Controls	44
4.25	Data Privacy	45
4.26	Tax Treatment of the Integrated Mergers	46

ARTICLE V – Covenants Relating to Conduct of Business		46
5.1	Conduct of Business Prior to the Effective Time	46
5.2	Forbearances by the Company	46
5.3	Forbearances by Parent	50

ARTICLE VI - Covenants		51
6.1	Acquisition Proposals	51

6.2	Advice of Changes	53
6.3	Access to Information	53
6.4	Applications; Consents	54
6.5	Antitakeover Provisions	54
6.6	Additional Agreements	55
6.7	Publicity	55
6.8	Stockholder Meetings	55
6.9	Registration of Parent Common Stock	57
6.10	Notification of Certain Matters	57
6.11	Employee Benefit Matters	58
6.12	Indemnification	60
6.13	Litigation and Claims	61
6.14	Dividends	61
6.15	Corporate Governance	62
6.16	Exemption from Liability Under Section 16(b)	62
6.17	Trust Preferred Securities and Subordinated Debt	63

ARTICLE VII - Conditions to Consummation		63
7.1	Conditions to Each Party’s Obligations	63
7.2	Conditions to the Obligations of Parent and Merger Sub	64
7.3	Conditions to the Obligations of the Company	65

ARTICLE VIII - Termination		66
8.1	Termination	66
8.2	Termination Fee	68
8.3	Effect of Termination	68

ARTICLE IX – Certain Other Matters		69
9.1	Interpretation	69
9.2	Survival	69
9.3	Waiver; Amendment	69
9.4	Counterparts	69
9.5	Governing Law; Jurisdiction	70
9.6	Waiver of Jury Trial	70
9.7	Expenses	70
9.8	Notices	70
9.9	Entire Agreement	71
9.10	Successors and Assigns; Assignment	71
9.11	Third Party Beneficiaries	72
9.12	Specific Performance	72
9.13	Severability	72
9.14	Delivery by Facsimile or Electronic Transmission	72

EXHIBITS

Exhibit A	Plan of Merger
Exhibit B	Amended and Restated Articles of Incorporation of the Company
Exhibit C	Plan of Bank Merger
Exhibit D	Form of Article III, Section 3 of Parent’s Bylaws

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.1(b)(i)
Additional Cash Payment	8.l(h)
affiliate	9.1
Agreement	Introduction
Articles of Merger	1.3
Bank Merger	1.11
BHC Act	3.1
business day	9.1
Chosen Courts	9.5(b)
Closing	1.2
Closing Date	1.2
Company	Introduction
Company Common Stock	1.5(a)
Company Contract	3.16(a)
Company Data	3.32
Company Directors	6.15
Company Disclosure Schedule	Article III
Company Employee Plans	3.19(a)
Company Equity Awards	1.10(b)
Company ERISA Affiliate	3.19(a)
Company Insiders	6.16
Company Leased Properties	3.20
Company Meeting	6.8(a)
Company Non-Voting Common Stock	1.5(a)
Company Owned Properties	3.20
Company Qualified Plan	3.19(f)
Company Real Property	3.20
Company Regulatory Agreement	3.13
Company Restricted Stock Award	1.10(b)
Company SEC Reports	3.8
Company Stock Option	1.10(a)
Company Stock Plans	1.10(d)
Company Voting Common Stock	1.5(a)
Confidentiality Agreement	6.3(b)
Continuing Employee	6.11(a)
CRA	3.14(a)
Dissenting Shares	2.3(b)
Effective Time	1.3
Enforceability Exceptions	3.4
Environmental Laws	3.23
ERISA	3.19(a)
Equity Award Cash-out Price	1.10(a)
Exchange Act	3.6
Exchange Agent	2.1

 v

Exchange Fund	2.1
Exchange Ratio	1.5(a)
Excluded Shares	1.5(a)
FDIC	3.2(d)
Federal Reserve	3.1
First-Step Merger	Introductory Statement
Form S-4	3.6
GAAP	3.9
Governmental Entity	3.6
Indemnified Party	6.12(a)
Integrated Mergers	Introductory Statement
Intellectual Property	3.17
IRC	Introductory Statement
IRS	3.15(c)
Joint Proxy Statement	3.6
knowledge	9.1
Law	3.5
Letter of Transmittal	2.2(a)
Lien	3.2(a)
Loans	3.24(a)
Maryland Office	3.6
Material Adverse Effect	3.1
Merger	Introductory Statement
Merger Consideration	1.5(a)
Merger Sub	Introduction
MGCL	1.1(b)
Nasdaq	1.5(a)
New Certificates	2.1
Old Certificates	2.1
Parent	Introduction
Parent Average Price	1.5(a)
Parent Common Stock	1.5(a)
Parent Data	4.25
Parent Disclosure Schedule	Article IV
Parent Employee Plans	4.16(a)
Parent ERISA Affiliate	4.16(a)
Parent Meeting	6.8(a)
Parent Qualified Plan	4.16(f)
Parent Regulatory Agreement	4.13
Parent Restricted Stock Awards	4.3(b)(i)
Parent SEC Reports	4.8
Parent Stock Options	4.3(b)(ii)
Parent Stock Plans	4.3(c)
Permitted Encumbrances	3.20
person	9.1
Premium Cap	6.12(c)

Regulatory Agencies	3.7
Representatives	6.1(a)
Requisite Company Vote	3.4
Requisite Parent Vote	4.4(a)
Sarbanes-Oxley Act	3.31(b)
SEC	3.6
Second-Step Merger	Introductory Statement
Securities Act	3.8
Subsidiary	3.2(a)
Superior Proposal	6.1(b)(ii)
Surviving Corporation	1.1(b)
Takeover Statutes	3.25
Tax(es)	3.15(l)
Tax Return	3.15(m)
Termination Fee	8.2(a)
Virginia Bureau	3.6
VSCA	1.1(a)

Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of May 15, 2017 (“Agreement”), by and among Sandy Spring Bancorp, Inc., a Maryland corporation (“Parent”), Touchdown Acquisition, Inc., a Virginia corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and WashingtonFirst Bankshares, Inc., a Virginia corporation (the “Company”).

Introductory Statement

The Board of Directors of each of Parent and the Company have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and that it is in the best interests of their respective companies and stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which (i) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into the Company (the “First-Step Merger”), so that the Company is the surviving corporation in the First-Step Merger and a wholly-owned Subsidiary of Parent and (ii) immediately thereafter, the Company, as the surviving corporation in the First-Step Merger, will merge (the “Second-Step Merger” and, together with the First-Step Merger, the “Integrated Mergers”) with and into Parent, with Parent being the surviving corporation.

The parties hereto intend that the Integrated Mergers shall together be treated as a single integrated transaction that qualifies as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “IRC”) and that this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the IRC and within the meaning of Treasury regulation section 1.368-2(g).

Parent and the Company each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into an agreement pursuant to which each such stockholder has agreed, among other things, to vote his, her or its shares of Company Common Stock in favor of this Agreement and the transactions contemplated hereby.

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, certain stockholders of Parent have entered into an agreement pursuant to which each such stockholder has agreed, among other things, to vote his or her shares of Parent Common Stock in favor of the issuance of shares of Parent Common Stock in connection with the First-Step Merger.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I

Mergers

1.1          The Mergers.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, including the Plan of Merger substantially in the form attached as Exhibit A, in accordance with the Virginia Stock Corporation Act (the “VSCA”), Merger Sub will merge with and into the Company at the Effective Time. The Company shall be the surviving corporation in the First-Step Merger and shall continue its existence under the laws of the Commonwealth of Virginia. Upon consummation of the First-Step Merger, the separate corporate existence of Merger Sub shall terminate.

(b)          Immediately following the Effective Time, subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”) and the VSCA, the Company, as the surviving corporation in the First-Step Merger, shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Second-Step Merger, and shall continue its corporate existence under the laws of the State of Maryland. Upon consummation of the Second-Step Merger, the separate corporate existence of the Company shall terminate.

1.2          Closing. Subject to the terms and conditions of this Agreement, the closing of the Integrated Mergers (the “Closing”) will take place in the offices of Kilpatrick Townsend & Stockton LLP, 607 14th Street NW, Washington, DC, or at such other location as is agreed to by the parties hereto, at a time as agreed to by the parties hereto on the date designated by Parent within seven (7) days following satisfaction or waiver (subject to applicable law) of the conditions to Closing set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or such later date as the parties may otherwise agree (the “Closing Date”).

1.3          Effective Time. In connection with the Closing, Merger Sub and the Company shall duly execute and deliver Articles of Merger (the “Articles of Merger”) to the Virginia State Corporation Commission for filing in accordance with Section 13.1-720 of the VSCA. The First-Step Merger shall become effective at such date and time as Parent and the Company agree and specify in the Articles of Merger (the date and time the First-Step Merger becomes effective being the “Effective Time”).

1.4          Effects of the First-Step Merger. The First-Step Merger will have the effects set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Company shall possess all of the properties, rights, privileges, powers and franchises of Merger Sub and be subject to all of the debts, liabilities and obligations of Merger Sub.

1.5          Conversion of Company Common Stock.

(a)          At the Effective Time, by virtue of the First-Step Merger, automatically and without any action on the part of the holder thereof, each share of the common stock, par value $0.01 per share, of the Company (“Company Voting Common Stock”) and each share of the Non-Voting Common Stock, Series A of the Company (“Company Non-Voting Common Stock,” and, together with the Company Voting Common Stock, the “Company Common Stock”) issued and outstanding at the Effective Time, other than (i) Dissenting Shares and (ii) shares of Company Common Stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Parent, the Company or a Subsidiary of either (collectively “Excluded Shares”), shall become and be converted into a number of shares (the “Exchange Ratio”) of the common stock, par value $1.00 per share, of Parent (“Parent Common Stock”) as follows:

(i)          if the Parent Average Price is greater than $53.23, the Exchange Ratio shall equal .8210;

(ii)         if the Parent Average Price is greater than $50.15 and equal to or less than $53.23, the Exchange Ratio shall equal the quotient of $43.70 divided by the Parent Average Price;

(iii)        if the Parent Average Price is equal to or greater than $37.07 and equal to or less than $50.15, the Exchange Ratio shall equal .8713;

(iv)        if the Parent Average Price is equal to or greater than $34.00 and less than $37.07, the Exchange Ratio shall be equal to the quotient of $32.30 divided by the Parent Average Price; and

(v)         if the Parent Average Price is less than $34.00, the Exchange Ratio shall equal .9500.

“Parent Average Price” shall mean the volume-weighted average price per share, rounded to the nearest hundredth of a cent, of Parent Common Stock on the NASDAQ Global Select Market (“Nasdaq”) for the twenty (20) consecutive trading days ending on (and including) the fifth business day immediately preceding the Closing Date, as reported by Bloomberg Financial Markets, or any successor thereto, through its “volume weighted average price” function (or, if not reported therein, in another authoritative source mutually selected by Parent and the Company). The Parent Common Stock to be issued in the First-Step Merger is sometimes referred to herein as the “Merger Consideration.”

(b)          Notwithstanding any other provision of this Agreement, no fraction of a share of Parent Common Stock and no certificates or scrip therefor will be issued in the First-Step Merger; instead, Parent shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Parent Average Price.

(c)          If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d)          As of the Effective Time, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto.

1.6          Effect on Outstanding Shares of Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the First-Step Merger.

1.7          Effect on Outstanding Shares of Common Stock of Merger Sub. At and after the Effective Time, each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation.

1.8          Articles of Incorporation of Surviving Corporation. At the Effective Time, the Articles of Incorporation of the Company, as the surviving corporation in the First-Step Merger, shall be the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time and attached hereto as Exhibit B, until such Articles of Incorporation are thereafter amended in accordance with their terms and applicable law.

1.9          Bylaws of Surviving Corporation. At the Effective Time, the Bylaws of the Company, as the surviving corporation in the First-Step Merger, shall be the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and applicable law.

1.10        Treatment of Company Equity Awards.

(a)          At the Effective Time, each option to purchase shares of Company Common Stock granted by the Company under a Company Stock Plan or assumed by the Company prior to the date of this Agreement, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall, automatically and without any action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Stock Option to receive (without interest), no later than the first payroll period following the Effective Time and in any event no later than thirty (30) calendar days following the Closing Date, an amount in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Equity Award Cash-out Price over (B) the exercise price per share of Company Common Stock of such Company Stock Option less applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Stock Option which has an exercise price per share of Company Common Stock that is greater than or equal to the Equity Award Cash-out Price shall be cancelled at the Effective Time for no consideration or payment. For purposes of this Agreement, the term “Equity Award Cash-out Price” means an amount equal to the product of (x) the Exchange Ratio multiplied by (y) the Parent Average Price.

(b)          At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award” and, together with the Company Stock Options, the “Company Equity Awards”) shall fully vest and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to Section 1.5. Parent shall pay or issue the consideration described in this Section 1.10(b) within five (5) business days following the Effective Time. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the Company Restricted Stock Awards all such amounts as it is required to deduct and withhold under the IRC or any provisions of state, local, or foreign Tax law.

(c)          At or prior to the Effective Time, the Board of Directors of the Company and/or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the provisions of this Section 1.10., including delivering written notice to each holder of a Company Equity Award of the treatment of such award pursuant to this Section 1.10 and taking reasonable steps to obtain each such holder’s written acknowledgement and agreement of the treatment set forth in this Section 1.10, in each case not less than 30 days prior to the Closing and (ii) cause the Company Stock Plans to terminate at or prior to the Effective Time. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any person pursuant to or in settlement of Company Equity Awards.

(d)          For purposes of this Agreement, “Company Stock Plans” means the WashingtonFirst Bankshares, Inc. 2010 Equity Compensation Plan and the 1st Portfolio Holding Corporation 2009 Stock Incentive Plan.

1.11        Bank Merger. Concurrently with or as soon as reasonably practicable after the execution and delivery of this Agreement, Sandy Spring Bank, a wholly owned subsidiary of Parent, and WashingtonFirst Bank, a wholly owned subsidiary of the Company, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit C, pursuant to which WashingtonFirst Bank will merge with and into Sandy Spring Bank (the “Bank Merger”). The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

1.12        Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Parent may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Parent may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely limit or impact the qualification of the Integrated Mergers as a reorganization under the provisions of Section 368(a) of the IRC. In the event that Parent elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

ARTICLE II

Exchange Procedures

2.1          Exchange Agent. At or prior to the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of certificates, or evidence of shares in book entry form, representing Company Common Stock (“Old Certificates”), for exchange in accordance with this Article II, (a) certificates, or at Parent’s option, evidence of shares in book entry form, representing the Parent Common Stock (“New Certificates”), to be given to the holders of Company Common Stock pursuant to Section 1.5 and this Article II in exchange for outstanding shares of such Company Common Stock, and (b) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 1.5(b) (such New Certificates and cash being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent, or as otherwise directed by Parent.

2.2          Exchange Procedures.

(a)          As promptly as reasonably practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (a “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Section 1.5(a), and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(c). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed Letter of Transmittal duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Merger Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 1.5(a), and (ii) a check representing the amount of (1) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 1.5(b) and (2) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(c), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 2.2(c). Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)          The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Parent and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c)          No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Parent Common Stock hereunder until such person surrenders his or her Old Certificates in accordance with this Section 2.2. Subject to the effect of applicable abandoned property, escheat or similar laws, upon the surrender of such person’s Old Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Parent Common Stock represented by such person’s Old Certificates.

(d)          The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Old Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.2.

(e)          Any portion of the aggregate amount of cash to be paid pursuant to Section 1.5, any dividends or other distributions to be paid pursuant to this Section 2.2 or any proceeds from any investments thereof that remains unclaimed by the stockholders of the Company for six (6) months after the Effective Time shall be repaid by the Exchange Agent to Parent upon the written request of Parent. After such request is made, any stockholders of the Company who have not theretofore complied with this Section 2.2 shall look only to Parent for the Merger Consideration, any cash in lieu of fractional shares, and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds, as determined pursuant to this Agreement, in each case without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)          Parent and the Exchange Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Parent and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(g)          If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Parent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3          Appraisal Rights.

(a)          In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Company Voting Common Stock.

(b)          Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, each share of Company Non-Voting Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a holder who (i) shall not have voted or caused or permitted any of his, her or its shares to be voted in favor of the First-Step Merger, and (ii) pursuant to Section 13.1-729 et seq. of the VSCA, duly and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares of Company Non-Voting Common Stock (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but, instead, the holder thereof, with respect to such Dissenting Shares, shall be entitled to payment in cash from the Surviving Corporation of the appraised value of the Dissenting Shares in accordance with the provisions of the VSCA. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of Company Non-Voting Common Stock of such holder as to which appraisal rights were not duly and validly exercised or perfected, or were effectively withdrawn or lost, shall not be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration as provided in this Agreement. The Company will provide Parent (i) prompt notice of any written demands received by the Company for appraisal of shares of Company Non-Voting Common Stock, attempted withdrawals of such demands and any other instruments served on and received by the Company pursuant to Section 13.1-729 et seq. of the VSCA, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any demands for appraisal under the VSCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands, or approve any withdrawal of any such demands.

ARTICLE III

Representations and Warranties of the Company

Except (i) as disclosed in Company SEC Reports filed after January 1, 2015 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) and (ii) as disclosed in disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article III, or to one or more of the Company’s covenants contained in Articles V or VI (and making specific reference to the Section of this Agreement to which they relate); provided, that (x) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (y) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, circumstance or event or that such item is reasonably likely to result in a Material Adverse Effect and (z) disclosure in any paragraph of the Company Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Company Disclosure Schedule or another Section of this Agreement), the Company represents and warrants to Parent and Merger Sub as follows:

3.1          Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, is registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and has not elected to be treated as a financial holding company under the BHC Act. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. The Company is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” shall mean an effect, circumstance, occurrence or change which is material and adverse to the business, financial condition or results of operations of the Company or Parent, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) changes in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Parent or the Company taken with the prior written consent, or at the request, of the other, (iv) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, and (vi) any failure, in and of itself, by Parent or the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso) shall not be considered in determining if a Material Adverse Effect has occurred except, with respect to clauses (i), (ii) and (v), to the extent that the effects of such change disproportionately affect such party and its Subsidiaries as compared to comparable U.S. banking organizations. The Company engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHC Act and the rules and regulations promulgated thereunder.

3.2          Subsidiaries.

(a)          Section 3.2 of the Company Disclosure Schedule sets forth with respect to each of the Company’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation, the Company’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by the Company and the name and number of shares held by any other person who owns any stock of the Subsidiary. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank, trust or other organization, whether incorporated or unincorporated, which is (i) consolidated with such party for financial reporting purposes or (ii) directly or indirectly (through one or more intermediaries) controlled by or owned more than fifty percent (50%) by such party (for the avoidance of doubt, with respect to the Company, the statutory business trusts related to the trust preferred securities issued or assumed by the Company are Subsidiaries of the Company). The Company owns of record and beneficially all the capital stock or other equity interests of each of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, claim, lien or encumbrance (“Lien”). There are no contracts, commitments, agreements or understandings relating to the Company’s right to vote or dispose of any equity securities of its Subsidiaries. The Company’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by bank holding companies or Virginia-chartered banks.

(b)          Each of the Company’s Subsidiaries is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, has all requisite power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c)          The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of the Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(d)          WashingtonFirst Bank is a Virginia-chartered bank. No Subsidiary of the Company other than WashingtonFirst Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. WashingtonFirst Bank’s deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law.

3.3          Capital Structure.

(a)          The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Voting Common Stock, (ii) 10,000,000 shares of non-voting common stock, par value $0.01 per share, of which 2,000,000 shares have been designated Non-Voting Common Stock, Series A, and (iii) 10,000,000 shares of preferred stock, par value $5.00 per share, of which no shares of preferred stock are issued or outstanding.

(b)          As of May 10, 2017, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, other than:

(i)          12,238,573 shares of Company Voting Common Stock, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights, which number includes 16,663 shares of Company Voting Common Stock granted in respect of outstanding Company Restricted Stock Awards;

(ii)         816,835 shares of Company Non-Voting Common Stock, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights; and

(ii)         570,303 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options.

(c)          Since May 10, 2017, the Company has not (i) issued, repurchased, redeemed or acquired any Company Common Stock, other shares of its capital stock, or other voting securities or securities convertible or exchangeable into, or exercisable for, Company Common Stock, or any options, warrants, or other rights of any kind to acquire Company Common Stock, other than the issuance, repurchase, redemption or acquisition of shares of Company Common Stock in connection with the exercise, vesting or settlement of Company Equity Awards that were outstanding on May 10, 2017 in accordance with their terms (without amendment or waiver since May 10, 2017) or (ii) issued or awarded any options, restricted shares or any other equity-based awards under any of the Company Stock Plans.

(d)          No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding. Except as set forth in the Company SEC Reports, as of the date of this Agreement, no trust preferred or subordinated debt securities of the Company or any of its Subsidiaries are issued or outstanding. As of the date of this Agreement, the Company is not deferring interest payments with respect to any trust preferred securities or related junior subordinated debt securities issued or assumed by it or any of its affiliates.

(e)          There are no contractual obligations of the Company or its Subsidiaries pursuant to which the Company or its Subsidiaries could be required to register shares of capital stock or other securities of the Company or its Subsidiaries under the Securities Act other than the Registration Rights Agreement dated as of December 30, 2014 by and among the Company and certain stockholders thereof, which shall be terminated and be of no further force or effect as of the Effective Time pursuant to an amendment in full force and effect as of the date hereof that will terminate such Registration Rights Agreement as of the Effective Time, which amendment has been made available to Parent. As of the date hereof, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(f)          Other than the Company Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Company (including any rights plan or agreement) or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, call, right, convertible security, commitment or agreement. Section 3.3(f) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of May 10, 2017, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award, (iii) the grant date of each such Company Equity Award, (iv) the Company Stock Plan under which such Company Equity Award was granted, (v) the exercise price for each such Company Equity Award that is a Company Stock Option, and (vi) the expiration date of each such Company Equity Award that is a Company Stock Option.

(g)          There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which the Company or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company. The Company does not have in effect a “poison pill” or similar stockholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

3.4          Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Company’s Board of Directors. The Board of Directors of the Company has determined that the Integrated Mergers, on the terms and conditions set forth in this Agreement, are in the best interests of the Company and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Voting Common Stock (the “Requisite Company Vote”). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity (collectively, the “Enforceability Exceptions”).

3.5          No Violations. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.6 have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license (each, a “Law”) to which the Company or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the Articles of Incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except (in the case of clause (iii) above) for such breaches, violations, defaults, terminations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company.

3.6          Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Maryland Office of the Commissioner of Financial Regulation (the “Maryland Office”) and the Virginia Bureau of Financial Institutions (“Virginia Bureau”) in connection with the Bank Merger and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of the Company’s and Parent’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (including any amendments or supplements thereto, the “Form S-4”) and declaration of effectiveness of the Form S-4, (v) other filings and reports as required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (vi) the filing of Articles of Merger with the Virginia State Corporation Commission pursuant to the VSCA, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (viii) the filing with the Nasdaq Stock Market of a notification of the listing of the shares of Parent Common Stock to be issued in the First-Step Merger, no consents or approvals of, or filings or registrations with, any governmental or regulatory authority, agency, court, commission, or other administrative entity (“Governmental Entity”) or any third party are required to be made or obtained in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the First-Step Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, the Company has no knowledge of any reason pertaining to the Company why any of the approvals referred to in this Section 3.6 should not be obtained without the imposition of any condition or requirement described in Section 7.1(c).

3.7          Governmental Filings. The Company and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2014 with the Federal Reserve, the FDIC, or any state regulatory authority (collectively, “Regulatory Agencies”) and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

3.8          Securities Filings. The Company has timely filed with or furnished to the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act since January 1, 2014 (collectively, “Company SEC Reports”). An accurate and complete copy of each of the Company SEC Reports is publicly available. No such Company Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company SEC Reports.

3.9          Financial Statements. The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions. Since January 1, 2014, no independent public accounting firm has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

3.10        Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of the Company as of March 31, 2017 included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, except for (i) liabilities incurred since March 31, 2017 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

3.11        Absence of Certain Changes or Events.

(a)          Since December 31, 2016, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on the Company.

(b)          Since December 31, 2016, none of the Company or any of its Subsidiaries have taken any action that would be prohibited by clauses (a)(i), (b)(ii), (c), (d), (i)(iii), (j), (k), (m), (n), or (o) of Section 5.2 if taken after the date hereof.

3.12        Legal Proceedings. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers acting in their capacity as such. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the First-Step Merger, would apply to Parent or any of its Subsidiaries). Since January 1, 2014, (i) there have been no subpoenas, written demands, or document requests received by the Company or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

3.13        Absence of Regulatory Actions. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, specific to the Company or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the Company’s knowledge, orally, since January 1, 2014, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement. Except for examinations of the Company and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business and pursuant to the Company Regulatory Agreements, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2014. There is no claim, action, suit, proceeding, investigation or notice of violation (whether civil, criminal or administrative) pending or, to the knowledge of the Company, threatened against any officer or director of the Company or any of its Subsidiaries in connection with the performance of his or her duties as an officer or director of the Company or any of its Subsidiaries.

3.14        Compliance with Laws.

(a)          The Company and each of its Subsidiaries hold, and have at all times since January 1, 2014 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. The Company and each of its Subsidiaries have since January 1, 2014 complied in all material respects with and are not in material default or violation under any Law applicable to the Company or any of its Subsidiaries, including (to the extent applicable to the Company or its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act (the “CRA”), the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither the Company nor any of its Subsidiaries has been given notice or been charged with any violation of, any Law which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(b)          WashingtonFirst Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. The Company does not have knowledge of any facts or circumstances that would cause WashingtonFirst Bank or any other Subsidiary of the Company to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”.

(c)          The Board of Directors of WashingtonFirst Bank (or where appropriate of any other Subsidiary of the Company) has adopted, and WashingtonFirst Bank (or such other Subsidiary of the Company) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and WashingtonFirst Bank (or such other Subsidiary of the Company) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(d)          Each of the Company and its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.15        Taxes.

(a)          Each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.

(b)          All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable).

(c)          The federal income Tax Returns of the Company and its Subsidiaries for all years up to and including 2013 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations, investigations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries for which adequate reserves have not been established. No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(d)          The Company has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed by the Company or any of its Subsidiaries.

(e)          There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(f)          Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(g)          Neither the Company nor any of its Subsidiaries has been, within the two (2) year period ending on the date hereof or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the IRC of which the Integrated Mergers is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the IRC) in a distribution of stock intended to be governed in whole or in part by Section 355 of the IRC.

(h)          At no time during the past five years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC.

(i)          Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(j)          The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(k)          Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(l)          As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(m)          As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.16        Agreements.

(a)          Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party or is bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i)          (A) with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement; (B) with respect to the employment of any directors, officers, employees or consultants; or (C) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(ii)         that (A) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries), (B) obligates the Company or any of its affiliates (or, following the consummation of the transactions contemplated hereby, Parent or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (C) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(iii)        pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(iv)        that relates to incurrence of indebtedness by the Company or any of its Subsidiaries in excess of $100,000, other than deposit liabilities, trade payables, Federal Home Loan Bank borrowings and repurchase agreements with customers, in each case entered into in the ordinary course of business;

(v)         that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of the Company or any of its Subsidiaries;

(vi)        that limits the payment of dividends by the Company or any of its Subsidiaries;

(vii)       that relates to the involvement of the Company or any Subsidiary in a joint venture, partnership, operating agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(viii)      that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(ix)         that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum (other than any such contracts which are terminable by the Company or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice) ;

(x)          that provides for indemnification by the Company or any of its Subsidiaries of any person or entity, except for contracts entered into in the ordinary course of business providing for customary and immaterial indemnification and provisions of the Company’s Articles of Incorporation and Bylaws providing for indemnification;

(xi)         to which any affiliate, officer, director, employee or consultant of such party or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposit or asset management accounts of, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it);

(xii)        that would prevent, materially delay or materially impede the Company’s ability to consummate the First-Step Merger, the Second-Step Merger, the Bank Merger or the other transactions contemplated hereby;

(xiii)       that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets;

(xiv)      that is a lease of real or personal property providing for annual rentals of $50,000 or more;

(xv)       that contains a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another party or any of its affiliates; or

(xvi)      that is not listed above and that is material to the financial condition, results of operations or business of the Company or any of its Subsidiaries.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.16(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect. The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract. To the Company’s knowledge each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it to date under such Company Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.17        Intellectual Property. The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. With respect to each item of Intellectual Property owned by the Company or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that the Company or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. Neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any of its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.18        Labor Matters. The Company and its Subsidiaries are in material compliance with all applicable Laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. There are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of the Company, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened.

3.19        Employee Benefit Plans.

(a)          Section 3.19(a) of the Company Disclosure Schedule lists all Company Employee Plans. For purposes of this Agreement, “Company Employee Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any Company ERISA Affiliate. There has been no announcement or commitment by the Company or any of its Subsidiaries to create an additional Company Employee Plan, or to amend any Company Employee Plan, except for amendments required by applicable Law or which do not materially increase the cost of such Company Employee Plan.

(b)          The Company has previously delivered or made available to Parent true and complete copies of each Company Employee Plan along with, where applicable, copies of and the following related documents, to the extent applicable: (i) the most recent copy of any summary plan descriptions, amendments, modifications or material supplements to any such Company Employee Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Employee Plan, and (iv) the most recently prepared actuarial report for each Company Employee Plan (if applicable) for each of the last two (2) years.

(c)          Each Company Employee Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Since January 1, 2014, neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Employee Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)          There is no pending or, to the knowledge of the Company, threatened litigation, administrative action or proceeding relating to any Company Employee Plan. All of the Company Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Company Employee Plans that is likely to result in the imposition of any penalties or Taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(e)          The Company has never sponsored, implemented or participated in any defined benefit pension plan or multiple-employer plan that is subject to Title IV of ERISA.

(f)          Section 3.19(f) of the Company Disclosure Schedule identifies each Company Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Company Qualified Plan”). Each Company Qualified Plan has received a favorable determination letter or a prototype plan or volume submitter plan advisory opinion letter from the IRS for the most recent applicable remedial amendment cycle, and, to the knowledge of the Company, there are no circumstances likely to result in revocation of any such letter. No Company Qualified Plan is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC).

(g)          Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the IRC) and any award thereunder, in each case that is subject to Section 409A of the IRC, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the IRC and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the IRC. Each Company Employee Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the IRC is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and the Company has filed a “top hat” registration letter with the Department of Labor for each such plan.

(h)          Neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon sixty (60) days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

(i)          All contributions required to be made with respect to any Company Employee Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company. Each Company Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(j)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause or accelerate the vesting, exercisability or delivery of, increase in the amount or value of, any payment, right or other benefit or result in any forgiveness of indebtedness to, any employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries, or result in any funding of or limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Employee Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the IRC.

(k)          No Company Employee Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the IRC, or otherwise. The Company has made available to Parent preliminary copies of Section 280G calculations (whether or not final), which to the best of its knowledge are true, correct and complete, with respect to any disqualified individual who is a “named executive officer” of the Company as defined in Item 402 of Regulation S-K promulgated under the Securities Act in connection with the transactions contemplated hereby.

3.20        Real Property. The Company or a Company Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against the Company Real Property. Each lease pursuant to which the Company or any of its Subsidiaries as lessee, leases any Company Leased Property is valid and in full force and effect and neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. To the knowledge of the Company, none of the buildings, structures or other improvements located on any Company Real Property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

3.21        Fairness Opinion. The Board of Directors of the Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Exchange Ratio (as set forth in Section 1.5(a)(iii)) in the First-Step Merger is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.22        Fees. Other than for financial advisory services performed for the Company by Keefe, Bruyette & Woods, Inc., pursuant to a letter agreement, a true and complete copy of which has previously been provided to Parent, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

3.23        Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied, with any federal, state or local Law relating to: (i) the protection or restoration of the environment or natural resources, (ii) the handling, storage, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims, actions, or investigations of any nature pending or, to the knowledge of the Company, threatened, before any court, governmental agency or board or other forum against the Company or any of its Subsidiaries seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law and, to the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or investigation. Neither the Company nor any of its Subsidiaries has received any written notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

3.24        Loan Matters.

(a)          Neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary is a creditor which as of March 31, 2017, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of March 31, 2017, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater stockholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing. Section 3.24(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of (x) all of the Loans of the Company and its Subsidiaries that, as of March 31, 2017, were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of March 31, 2017 and (y) each asset of the Company or any of its Subsidiaries that, as of March 31, 2017, is classified as “Other Real Estate Owned” and the book value thereof.

(b)          Each Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)          Each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)          None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)          There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)          Neither the Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2014, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(g)          Since January 1, 2014, the Company and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any Loan originated by the Company or any of its Subsidiaries satisfied: (1) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such Loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (2) the responsibilities and obligations relating to such Loans set forth in any contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, loan investor or insurer, on the other hand; (3) the applicable rules, regulations, guidelines, handbooks and other requirements of any Governmental Entity, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (4) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage Loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(h)          Since January 1, 2014, the Company and each of its Subsidiaries have not engaged in, and, to the knowledge of the Company, no third-party vendors (including outside law firms and other third-party foreclosure services providers used by the Company or by any of its Subsidiaries, as applicable) has engaged in, directly or indirectly, (1) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Company Regulatory Agreement or (2) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to Loans that do not comply with any applicable Law.

(i)          Since January 1, 2014, the Company has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

3.25        Anti-takeover Provisions Inapplicable.  No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested stockholder”, “affiliate transactions”, or similar provision of any state anti-takeover Law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated by this Agreement under the VSCA or federal law.

3.26        Related Party Transactions. Except as disclosed in Section 3.26 of the Company Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally.

3.27        Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any such policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28        Investment Securities; Derivatives.

(a)          Except for restrictions that exist for securities that are classified as “held to maturity”, none of the investment securities held by the Company or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time. Neither the Company nor any of its Subsidiaries owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(b)          All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.29        Corporate Documents and Records. The Company has previously provided a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of the Company and each of the Company’s Subsidiaries, as in effect as of the date of this Agreement. Neither the Company nor any of the Company’s Subsidiaries is in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of the Company and each of the Company’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

3.30        Company Information. The information regarding the Company and its Subsidiaries to be supplied by Company to Parent for inclusion in the Form S-4, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by the Company for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

3.31        Internal Controls.

(a)          The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(b)          The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has identified and disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c)          Since January 1, 2014, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.32        Data Privacy. The Company and its Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) their information technology systems and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency) (the “Company Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, except where the failure to have in place such policies and procedures has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with applicable federal and state confidentiality and data security Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency including, without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company pursuant to 12 C.F.R. Part 364, and all industry standards applicable to the Company Data, including card association rules and the payment card industry data security standards, except where such failure to be in compliance has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there currently are not any, and since January 1, 2014, have not been any, pending or, to the knowledge of the Company, threatened, claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of the Company’s or its Subsidiaries’ information technology systems or (ii) Company Data or any other such information collected, maintained or stored by or on behalf of the Company and its Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

3.33        Tax Treatment of the Integrated Mergers. The Company has not taken any action, and has no knowledge of any fact or circumstance relating to it, that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except (i) (i) as disclosed in Parent SEC Reports filed after January 1, 2015 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) and (ii) as disclosed in disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article IV, or to one or more of Parent’s covenants contained in Articles V or VI (and making specific reference to the Section of this Agreement to which they relate); provided, that (x) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (y) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, circumstance or event or that such item is reasonably likely to result in a Material Adverse Effect and (z) disclosure in any paragraph of the Parent Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Parent Disclosure Schedule or another Section of this Agreement), Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

4.1          Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is registered with the Federal Reserve as a bank holding company under the BHC Act and has not elected to be treated as a financial holding company under the BHC Act. Parent has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Parent is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. Parent engages only in activities (and holds properties only of the types) permitted to bank holding companies by the BHC Act and the rules and regulations promulgated thereunder.

4.2          Subsidiaries.

(a)          Each of Parent’s Subsidiaries (including, without limitation, Merger Sub) is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, has all requisite power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and since the date of its formation has not engaged in any activates or conducted its operations other than in connection with or as contemplated by this Agreement.

(b)          The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of Parent are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(c)          Sandy Spring Bank is a Maryland-chartered trust company with commercial bank powers. No Subsidiary of Parent other than Sandy Spring Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Sandy Spring Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law.

4.3          Capital Structure.

(a)          The authorized capital stock of Parent consists of 50,000,000 shares of capital stock.

(b)          As of May 10, 2017, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than:

(i)          24,150,938 shares of Parent Common Stock, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights, which number includes 175,395 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent common stock (“Parent Restricted Stock Awards”); and

(ii)         98,216 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Parent Common Stock (“Parent Stock Options”); and

(iii)        15,646 shares of Parent Common Stock reserved for issuance upon the vesting of outstanding restricted stock performance awards.

(c)          Since May 10, 2017, Parent has not (i) issued, repurchased, redeemed or acquired any Parent Common Stock, other shares of its capital stock, or other voting securities or securities convertible or exchangeable into, or exercisable for, Parent Common Stock, or any options, warrants, or other rights of any kind to acquire Parent Common Stock, other than the issuance, repurchase, redemption or acquisition of shares of Parent Common Stock in connection with the exercise, vesting or settlement of Parent Stock Options or Parent Restricted Stock Awards that were outstanding on May 10, 2017 in accordance with their terms (without amendment or waiver since May 10, 2017) or (ii) issued or awarded any options, restricted shares or any other equity-based awards under any of the Parent Stock Plans. As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent as in effect as of the date of this Agreement.

(d)          No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Parent may vote are issued or outstanding.

(e)          Other than Parent Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement, neither Parent nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Parent (including any rights plan or agreement) or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, call, right, convertible security, commitment or agreement.

(f)          There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Parent Common Stock or other equity interests of Parent. Parent does not have in effect a “poison pill” or similar stockholder rights plan (other than any such plan as to which the rights granted thereunder have expired).

4.4           Authority.

(a)          Parent has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Parent’s Board of Directors. The Board of Directors of Parent has determined that the Integrated Mergers, on the terms and conditions set forth in this Agreement, are in the best interests of Parent and its stockholders and has directed that the issuance of shares of Parent Common Stock in connection with the First-Step Merger be submitted to Parent’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the affirmative vote of a majority of the votes cast by the holders of the shares of Parent Common Stock at the Parent Meeting to approve the issuance of shares of Parent Common Stock in connection with the First-Step Merger (the “Requisite Parent Vote”), no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions. The shares of Parent Common Stock to be issued in the First-Step Merger have been validly authorized (subject to the attainment of the Requisite Parent Vote), when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)          Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors and sole stockholder of Merger Sub, and no other proceedings on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes a valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.5           No Violations. The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 4.6 have been obtained and the applicable waiting periods have expired, violate any Law to which Parent or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the Articles of Incorporation or bylaws of Parent or Merger Sub or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Parent or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except (in the case of clause (iii) above) for such breaches, violations, terminations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent.

4.6          Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve under the BHC Act and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Maryland Office and the Virginia Bureau in connection with the Bank Merger and approval of such applications, filings and notices, (iv) the filing with the SEC of the Joint Proxy Statement and the Form S-4 and declaration of effectiveness of the Form S-4, (v) other filings and reports as required pursuant to the Exchange Act, (vi) the filing of Articles of Merger with the Virginia State Corporation Commission pursuant to the VSCA, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (viii) the filing with the Nasdaq Stock Market of a notification of the listing of the shares of Parent Common Stock to be issued in the First-Step Merger, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the Integrated Mergers and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, Parent has no knowledge of any reason pertaining to Parent why any of the approvals referred to in this Section 4.6 should not be obtained without the imposition of any condition or requirement described in Section 7.1(c).

4.7          Governmental Filings. Parent and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2014 with the Regulatory Agencies and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

4.8          Securities Filings. Parent has timely filed with or furnished to the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since January 1, 2014 (collectively, “Parent SEC Reports”). An accurate and complete copy of each of the Parent SEC Reports is publicly available. No such Parent Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the Parent SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent SEC Reports.

4.9          Financial Statements. The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions. Since January 1, 2014, no independent public accounting firm has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.10        Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Parent as of March 31, 2017 included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, except for (i) liabilities incurred since March 31, 2017 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

4.11        Absence of Certain Changes or Events. Since December 31, 2016, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Parent.

4.12        Legal Proceedings. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers acting in their capacity as such.

4.13        Absence of Regulatory Actions. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity, specific to Parent or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing or, to Parent’s knowledge, orally, since January 1, 2014, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Parent Regulatory Agreement. Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business and pursuant to Parent Regulatory Agreements, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2014. There is no claim, action, suit, proceeding, investigation or notice of violation (whether civil, criminal or administrative) pending or, to the knowledge of Parent, threatened against any officer or director of Parent or any of its Subsidiaries in connection with the performance of his or her duties as an officer or director of Parent or any of its Subsidiaries.

4.14        Compliance with Laws.

(a)          Parent and each of its Subsidiaries hold, and have at all times since January 1, 2014 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Parent and each of its Subsidiaries have since January 1, 2014 complied in all material respects with and are not in material default or violation under any Law applicable to Parent or any of its Subsidiaries, including (to the extent applicable to Parent or its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Neither Parent nor any of its Subsidiaries has been given notice or been charged with any violation of, any Law which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

(b)          Sandy Spring Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Parent does not have knowledge of any facts or circumstances that would cause Sandy Spring Bank or any other Subsidiary of Parent to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”. To the knowledge of Parent, since January 1, 2014, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Parent or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Sandy Spring Bank (or where appropriate of any other Subsidiary of Parent) has adopted, and Sandy Spring Bank (or such other Subsidiary of Parent) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Sandy Spring Bank (or such other Subsidiary of Parent) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

4.15        Taxes.

(a)          Each of Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.

(b)          All Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable).

(c)          The federal income Tax Returns of Parent and its Subsidiaries for all years up to and including 2013 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations, investigations or other proceedings regarding any material Tax of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries for which adequate reserves have not been established. No claim has been made in writing by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.

(d)          Parent has made available to the Company true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed by Parent or any of its Subsidiaries.

(e)          There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Parent or any of its Subsidiaries.

(f)          Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries). Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(g)          Neither Parent nor any of its Subsidiaries has been, within the two (2) year period ending on the date hereof or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the IRC of which the Integrated Mergers is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the IRC) in a distribution of stock intended to be governed in whole or in part by Section 355 of the IRC.

(h)          Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)          At no time during the past five (5) years has Parent been a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC.

(j)          Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(k)          Parent and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Parent and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(l)          Neither Parent nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

4.16        Employee Benefit Plans.

(a)          For purposes of this Agreement, “Parent Employee Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which Parent or any Subsidiary or any trade or business of Parent or any of its Subsidiaries, whether or not incorporated, all of which together with Parent would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Parent ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Parent or any of its Subsidiaries or any Parent ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries or any Parent ERISA Affiliate.

(b)          Each Parent Employee Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Since January 1, 2014, neither Parent nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Parent Employee Plan, and neither Parent nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(c)          There is no pending or, to the knowledge of Parent, threatened litigation, administrative action or proceeding relating to any Parent Employee Plan. All of Parent Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to Parent Employee Plans that is likely to result in the imposition of any penalties or Taxes upon Parent or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

(d)          Neither the Parent nor any of its Subsidiaries, nor any Parent ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied in full, and Parent is not aware of any condition that exists that would, or would be reasonably likely to, result in Parent incurring any such liability.

(e)          No Parent Employee Plan or employee plans maintained by any Parent ERISA Affiliate has experienced any “reportable events,” as such term is defined under ERISA Section 4043, for which a waiver has not been granted, has had any “accumulated funding deficiencies,” as such term is defined under ERISA Section 302(a)(2) (prior to amendment by P.L. 109-280) or IRC Sections 412(a) or 4971 (whether or not waived), nor for years after amendment by P.L. 109-280 any “funding shortfalls” as defined in IRC Section 430(c).

(f)          Each Parent Employee Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a “Parent Qualified Plan”) has received a favorable determination letter or a prototype plan or volume submitter plan advisory opinion letter from the IRS for the most recent applicable remedial amendment cycle, and, to the knowledge of Parent, there are no circumstances likely to result in revocation of any such letter. No Parent Qualified Plan is an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC).

(g)          Each Parent Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the IRC) and any award thereunder, in each case that is subject to Section 409A of the IRC, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the IRC and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the IRC.

(h)          All contributions required to be made with respect to any Parent Employee Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of Parent. Each Parent Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(i)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause or accelerate the vesting, exercisability or delivery of, increase in the amount or value of, any payment, right or other benefit or result in any forgiveness of indebtedness to, any employee, officer, director or individual independent contractor of Parent or any of its Subsidiaries, or result in any funding of or limitation on the right of Parent or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Parent Employee Plan or related trust.

4.17        Fairness Opinion. The Board of Directors of Parent has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill & Partners, L.P. to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Exchange Ratio in the First-Step Merger is fair, from a financial point of view, to Parent. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

4.18        Fees. Other than for financial advisory services performed for Parent by The Kafafian Group, Inc. and Sandler O’Neill & Partners, L.P., pursuant to letter agreements, true and complete copies of which have previously been provided to the Company, neither Parent nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Parent or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

4.19        Loan Matters.

(a)          Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, each Loan of Parent and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Parent and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, Liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b)          Each outstanding Loan of Parent and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Parent and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.20        Anti-takeover Provisions Inapplicable. No Takeover Statute is applicable to this Agreement, the Integrated Mergers or any of the other transactions contemplated by this Agreement under the MGCL.

4.21        Insurance. Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent and consistent with industry practice, and Parent and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any such policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Parent and its Subsidiaries, Parent or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.22        Corporate Documents and Records. Parent has previously provided a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of Parent and each of Parent’s Subsidiaries, as in effect as of the date of this Agreement. Neither Parent nor any of Parent’s Subsidiaries is in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of Parent and each of Parent’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

4.23        Parent Information. The information regarding Parent and its Subsidiaries to be supplied by Parent for inclusion in the Form S-4, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by Parent for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

4.24        Internal Controls.

(a)          Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(b)          Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has identified and disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to Parent. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c)          Since January 1, 2014, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.

4.25         Data Privacy. Parent and its Subsidiaries have in place commercially reasonable data protection and privacy policies and procedures to protect, safeguard and maintain the confidentiality, integrity and security of (i) their information technology systems and (ii) all information, data and transactions stored or contained therein or transmitted thereby, including personally identifiable information, financial information, and credit card data (as such information or terms are defined and/or regulated under applicable Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency) (the “Parent Data”), against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, except where the failure to have in place such policies and procedures has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Parent and its Subsidiaries are in compliance with applicable federal and state confidentiality and data security Laws, policies, agreements, and guidelines of any Governmental Entity or Regulatory Agency including, without limitation, Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent pursuant to 12 C.F.R. Part 364, and all industry standards applicable to the Parent Data, including card association rules and the payment card industry data security standards, except where such failure to be in compliance has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Except as has not had and would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, there currently are not any, and since January 1, 2014, have not been any, pending or, to the knowledge of Parent, threatened, claims or written complaints with respect to unauthorized access to or breaches of the security of (i) any of Parent’s or its Subsidiaries’ information technology systems or (ii) Parent Data or any other such information collected, maintained or stored by or on behalf of Parent and its Subsidiaries (or any unlawful acquisition, use, loss, destruction, compromise or disclosure thereof).

4.26        Tax Treatment of the Integrated Mergers. Parent has not taken any action, and has no knowledge of any fact or circumstance relating to it, that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

ARTICLE V

Covenants Relating to Conduct of Business

5.1           Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, required by Law or as consented to in writing by Parent or, in the case of clause (b), the Company, as applicable (such consent not to be unreasonably withheld), (a) the Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the regular, ordinary and usual course consistent with past practice and in accordance with written policies and procedures and (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) each of the Company and Parent shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2          Forbearances by the Company. Except as expressly contemplated or permitted by this Agreement or disclosed in the Company Disclosure Schedule, and except to the extent required by Law or any Governmental Entity during the period from the date of this Agreement to the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, without the prior written consent of Parent, which consent will not be unreasonably withheld:

(a)          (i)           incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

(ii)         prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder; or

(iii)        purchase any brokered certificates of deposit other than in the ordinary course of business consistent with past practice with a term not in excess of one year;

(b)          (i)          adjust, split, combine or reclassify any capital stock;

(ii)         make, declare or pay any dividend, or make any other distribution on its capital stock or trust preferred securities, except (A) regular quarterly cash dividends by the Company at a rate not in excess of $0.07 per share of Company Common Stock, (B) dividends paid by any of the Subsidiaries of the Company to the Company, and (C) required dividends or distributions in respect of trust preferred securities;

(iii)        grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(iv)        issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of Company Stock Options or the settlement of Company Equity Awards in accordance with their terms; or

(v)         directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, except the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards, in each case in accordance with past practice and the terms of the applicable award agreements;

(c)          sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than the Company or a Subsidiary of the Company, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force as of the date of this Agreement;

(d)          except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

(e)          enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $100,000 per annum and other than contracts or agreements covered by Section 5.1(f);

(f)          make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loan, or make any commitment in respect of any of the foregoing, (A) that would require an exception to the Bank’s formal loan policy as in effect as of the date of this Agreement or that is not in strict compliance with the provisions of such loan policy, except for policy exceptions taken in the normal course for similarly-sized Loans or (B) other than incident to a reasonable loan restructuring, to any person or any director or officer of, or any owner of a material interest in, such person if such person or such affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries that constitutes a nonperforming Loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;

(g)          enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law or policies imposed by any Governmental Entity;

(h)          except for Loans made in accordance with Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), make or increase any Loan, or commit to make or increase any such Loan or extension of credit, to any director or executive officer of the Company or WashingtonFirst Bank, or any entity controlled, directly or indirectly, by any of the foregoing;

(i)           (i)           increase the compensation or benefits payable to any current or former employee, officer, director or consultant, except for merit based or promotion based increases in annual base salary or wage rate for employees (other than directors or executive officers) in the ordinary course of business, consistent with past practice, that do not exceed, in the aggregate, three percent (3%) of the aggregate cost of all employee annual base salaries and wages in effect on the date hereof;

(ii)         pay or award, or commit to pay or award, any bonuses or incentive compensation not required by any existing plan or agreement;

(iii)        enter into, adopt, amend or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person);

(iv)        grant or accelerate the vesting of any equity-based awards or other compensation;

(v)         enter into any new, or amend (whether in writing or through the interpretation of) any existing, employment, severance, change in control, retention, bonus guarantee, or collective bargaining agreement or arrangement;

(vi)        elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement; or

(vii)       hire any employee with annual compensation in excess of $100,000, or terminate the employment or services of any employee in a position of Vice President or above or whose annual compensation is greater than $100,000, other than for cause;

(j)          commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $50,000 or (ii) which would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k)          amend its Articles of Incorporation or bylaws, or similar governing documents;

(l)          increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner consistent with past practice;

(m)          materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or applicable Laws or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(n)          make, or commit to make, any capital expenditures other than (i) pursuant to binding commitments existing on the date hereof, which are described in the Company Disclosure Schedule, (ii) expenditures necessary to maintain existing assets in good repair, and (iii) capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $50,000 in the aggregate;

(o)          establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p)          enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest, other than in the ordinary course of business;

(q)          make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(r)          take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the First-Step Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(s)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(t)          take any action that would prevent or impede the Integrated Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the IRC; or

(u)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

Any request by the Company or response thereto by Parent shall be made in accordance with the notice provisions of Section 9.8 and shall note that it is a request pursuant to this Section 5.2.

5.3          Forbearances by Parent. Except as expressly contemplated or permitted by this Agreement or disclosed in Parent Disclosure Schedule, and except to the extent required by Law or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Parent shall use commercially reasonable efforts to preserve intact its and its Subsidiaries business organization, goodwill, relationships with depositors, customers and employees, and maintain its rights and franchises in all material respects, and shall not, nor shall Parent permit any of its Subsidiaries to, without the prior written consent of the Company:

(a)          knowingly take any action that would adversely affect or delay (i) the ability to obtain the necessary approvals of any Governmental Entity required for the consummation of the transactions contemplated hereby, or (ii) its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)          take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the First-Step Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement;

(c)          take action that would prevent or impede the Integrated Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the IRC;

(d)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3; or

(e)          amend, repeal or modify any provision of its Articles of Incorporation or bylaws in a manner which would adversely affect any Company stockholder or the transactions contemplated by this Agreement.

ARTICLE VI

Covenants

6.1          Acquisition Proposals.

(a)          From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall not authorize or permit any of its Subsidiaries or any of its or its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative (collectively, “Representatives”) retained by the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding the Company or any of its Subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, or (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than Parent, Merger Sub or Representatives of Parent or Merger Sub), regarding an Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company. Notwithstanding the foregoing, prior to the date of the Company Meeting, in the event the Company receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.1(a), it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors) that (1) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (2) failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable Law; provided, that, prior to furnishing any nonpublic information permitted to be provided by the prior sentence, the Company shall have provided such information to Parent and shall have entered into a confidentiality agreement with such third party on terms no more favorable to such person than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company.

(b)          As used in this Agreement,

(i)          “Acquisition Proposal” shall mean any proposal or offer with respect to, or third party indication of interest in, any of the following (other than the transactions contemplated hereunder): (1) any merger, consolidation, share exchange, business combination, or other similar transaction involving the Company or any of its Subsidiaries; (2) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the Company’s consolidated assets or twenty-five percent (25%) or more of any class of equity securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company in a single transaction or series of transactions; (3) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of the Company; and

(ii)         “Superior Proposal” shall mean any bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that the Company’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors) (1) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company; (2) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the stockholders of the Company pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the stockholders of the Company than the Integrated Mergers and the transactions contemplated by this Agreement; and (3) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

(c)          The Company will promptly notify (and in any event within twenty-four (24) hours) Parent of receipt of any Acquisition Proposal or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal and the substance thereof, including, in each case, the identity of the person making such Acquisition Proposal or inquiry and the material terms and conditions thereof, and shall provide to Parent any written materials received by the Company or any of its Subsidiaries in connection therewith. The Company will promptly (and in any event within twenty-four (24) hours) advise Parent of any developments, discussions or negotiations with respect to any such Acquisition Proposal or inquiry, including any amendments to or revisions of the terms of such Acquisition Proposal or inquiry.

(d)          The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any Acquisition Proposal. The Company shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which the Company or any of its Subsidiaries is a party and shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which the Company or any of its Subsidiaries is a party in accordance with the terms thereof. Unless this Agreement has been terminated in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and cause its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any Acquisition Proposal.

6.2          Advice of Changes. Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.3          Access to Information.

(a)          Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall (and shall cause its Subsidiaries to) afford the other party such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation Tax Returns), contracts, properties, personnel and to such other information relating to itself and its Subsidiaries as the other party may reasonably request; provided, however, that no investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty made by any party in this Agreement. No party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any Law, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          All information and documents obtained pursuant to this Section 6.3 be held in confidence to the extent required by, and in accordance with, the provisions of confidentiality set forth in a letter agreement, dated January 15, 2017 between Parent and the Company (the “Confidentiality Agreement”).

(c)          No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d)          From and after the date hereof, Representatives of Parent and the Company shall meet on a regular basis to discuss and plan for the conversion of the Company’s and its Subsidiaries’ data processing and related electronic informational systems to those used by Parent and its Subsidiaries with the goal of conducting such conversion as soon as reasonably practicable following the consummation of the Bank Merger.

6.4          Applications; Consents.

(a)          The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as reasonably practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Integrated Mergers and the Bank Merger). The Company and Parent shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to Parent and the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 6.4(a). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as reasonably practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, shall give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(b)          As soon as reasonably practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

6.5          Antitakeover Provisions. None of the Company, Parent or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Integrated Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Integrated Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and the Company and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

6.6          Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

6.7          Publicity. Parent and the Company shall each use their reasonable best efforts (a) to develop a joint communications plan, and (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Except in respect of any announcement required by (i) applicable Law, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, Parent and the Company agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. The Company agrees that neither it nor any Subsidiary shall issue any communication of a general nature regarding the transactions contemplated by this Agreement to employees (including general communications relating to benefits and compensation) without prior consultation with Parent and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Parent or issue any communication of a general nature to customers without the prior approval of Parent.

6.8          Stockholder Meetings.

(a)          Each of Parent and the Company shall call, give notice of, convene and hold a meeting of its stockholders (the “Parent Meeting” and the “Company Meeting,” respectively) to be held as soon as reasonably practicable after the Form S-4 is declared effective for the purpose of obtaining the Requisite Company Vote and the Requisite Parent Vote required in connection with this Agreement and the First-Step Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of stockholders to approve a merger agreement or otherwise approve the transactions contemplated hereby, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of Parent and the Company shall use its reasonable best efforts to obtain from the stockholders of Parent and the Company, as the case may be, the Requisite Parent Vote, in the case of Parent, and the Requisite Company Vote, in the case of the Company, including by communicating to its respective stockholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they approve (i) this Agreement and the transactions contemplated hereby, in the case of the Company and (ii) the issuance of shares of Parent Common Stock in connection with the First-Step Merger, in the case of Parent.

(b)          Subject to Section 8.1 and Section 8.2, if the Board of Directors of Parent, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to recommend approval of the issuance of shares of Parent Common Stock in connection with the First-Step Merger, then in submitting such issuance of shares to its stockholders, the Board of Directors of Parent may (but shall not be required to) submit the share issuance to Parent’s stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Parent may communicate the basis for its lack of a recommendation to Parent’s stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law.

(c)          Subject to Section 8.1 and Section 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement, then the Board of Directors of the Company may fail to make such recommendation, or withdraw, modify or change any such recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended); provided, that the Board of Directors of the Company may not take any actions under this sentence unless (i) it gives Parent at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of the Company in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by Parent (it being understood that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement) and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.8(c) and will require a new notice period as referred to in this Section 6.8(c).

(d)          Parent or the Company shall adjourn or postpone the Parent Meeting or the Company Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Parent Common Stock or Company Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company or Parent, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote or the Requisite Parent Vote.

6.9          Registration of Parent Common Stock.

(a)          As promptly as reasonably practicable following the date hereof, Parent and the Company shall prepare and file the Joint Proxy Statement with the SEC and Parent shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. The Company will furnish to Parent the information required to be included in the Form S-4 with respect to the Company’s business and affairs and shall have the right to review and consult with Parent and approve the form of, and any characterizations of such information included in, the Form S-4 prior to its, or any amendment or supplement thereto, being filed with the SEC. Parent and the Company shall each use their reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the First-Step Merger and the transactions contemplated hereby. The Company and Parent will cause the Joint Proxy Statement to be mailed to their respective stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the First-Step Merger for offering or sale in any jurisdiction, any comments on or correspondence related to the Joint Proxy Statement or the Form S-4 from the SEC, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed by Parent with the SEC and disseminated by the Company and Parent to their respective stockholders.

(b)          Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the First-Step Merger and each of the Company and Parent shall furnish all information concerning it and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(c)          Prior to the Effective Time, Parent shall notify The Nasdaq Stock Market of the additional shares of Parent Common Stock to be issued by Parent in exchange for the shares of Company Common Stock.

6.10        Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

6.11        Employee Benefit Matters.

(a)          Following the Effective Time, Parent shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of all persons who are employees of the Company and its Subsidiaries immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) that, in the aggregate are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Parent or its Subsidiaries; provided, however, in no event shall any Continuing Employee be eligible to participate in any closed or frozen plan of Parent or its Subsidiaries.

(b)          Prior to the Effective Time, the Company shall adopt resolutions providing that the Company’s health and welfare plans as set forth on the Company Disclosure Schedule will be terminated effective immediately prior to the Effective Time (or such later date as requested by Parent or as may be required to comply with any applicable advance notice or other requirements contained in such plans) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date. Notwithstanding the foregoing, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Company’s health and welfare plans prior to the time such Continuing Employees or their dependents, as applicable, become eligible to participate in the health plans, programs and benefits common to all employees of Parent and its Subsidiaries and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Continuing Employees who become covered under health plans, programs and benefits of Parent or any of its Subsidiaries shall receive credit for any co-payments and deductibles paid under the Company’s health plan for the plan year in which coverage commences under Parent’s health plan. Terminated Company employees and qualified beneficiaries will have the right to continued coverage under group health plans of Parent in accordance with the Consolidated Omnibus Budget Reconciliation Act.

(c)          For purposes of vesting and determination of eligibility to participate under Parent’s compensation and benefit plans, programs or policies (other than any plan that is frozen as to participation), each Continuing Employee who is eligible to participate in such plans, programs or policies shall receive credit for service with the Company; provided, however, for the avoidance of any doubt, that the foregoing shall not apply to the extent (x) that its application would result in a duplication of benefits with respect to the same period of service or (y) prohibited under Parent’s compensation and benefit plans, programs or policies. Continuing Employees shall not receive prior service credit for benefit accrual purposes under any of Parent’s compensation and benefit plans, programs or policies, except for Parent’s paid time off program.

(d)          The Company shall take all necessary and appropriate actions to terminate the Company’s 401(k) plan effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. Upon termination of the 401(k) plan all participants will be 100% vested in their account balances. If requested in writing by Parent, the Company will also take all necessary steps to file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Company’s 401(k) plan. The Company shall, or shall direct the fiduciaries of the Company’s 401(k) plan to (to the extent permitted by law), provide Parent and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Company’s 401(k) plan at least five (5) business days before such document is adopted, distributed or filed, and no such document shall be adopted, distributed or filed without Parent’s approval (which shall not be unreasonably withheld, conditioned or delayed). Parent shall take any and all actions as may be required to permit the Continuing Employees to roll over their account balances (excluding loans) in the Company’s 401(k) plan into Parent’s 401(k) plan.

(e)          Parent agrees that each full time Company employee who is involuntarily terminated by Parent (other than for cause as determined by Parent) within twelve (12) months of the Effective Time and who is not covered by a separate severance, change in control, or employment agreement shall, upon executing an appropriate release in the form reasonably determined by Parent, receive a severance payment equal to two weeks of base pay (at the rate in effect on the termination date) for each year of service at the Company, with a minimum payment equal to four (4) weeks of base pay for Company employees who have one (1) full year or less of service as of their date of termination and a maximum equal to twenty-six (26) weeks of base pay. For purposes of calculating the number of years of service, fractional years of service shall be rounded up or down to the nearest full year, except for purposes of determining eligibility to receive a severance payment. For purposes of calculating base pay, Company employees who are paid on an hourly basis shall be deemed to have a base pay equal to the employee’s average weekly compensation over the two months prior to the termination date. For employees whose compensation is determined in whole or in part on the basis of commission income, “base pay” shall include base salary or total hourly wages paid plus commissions earned during the most recent twelve (12) months ended as of the date of termination of employment.

Any employee of the Company or any of its Subsidiaries who has or is a party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by the First-Step Merger or the Bank Merger shall not receive the severance benefits as provided in this Section 6.11(e) but will receive the payment specified in such agreement.

(f)          Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the first sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g)          Effective as of, and contingent upon the occurrence of, the Effective Time, Parent shall assume and honor in accordance with their terms all employment, severance, change in control and other compensation agreements and arrangements between the Company or any of its Subsidiaries and any of their employees, which are not terminated in connection with the consummation of the transactions contemplated by this Agreement, and all accrued and vested benefit obligations through the Effective Time which are between the Company or any of its Subsidiaries and any of their current or former directors, officers, employees or consultants.

6.12        Indemnification.

(a)          From and after the Effective Time, Parent shall indemnify and hold harmless each of the current or former directors, officers or employees of the Company or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to the Company’s Articles of Incorporation and bylaws as in effect on the date of this Agreement and as permitted by applicable Law, and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides a signed written undertaking to repay such advances if the person is not entitled to mandatory indemnification and it is ultimately determined that such person has not met the relevant standard of conduct.

(b)          Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Parent thereof. Any failure to so notify shall not affect the obligations of Parent under Section 6.12(a) unless and to the extent that Parent is actually prejudiced as a result of such failure.

(c)          For a period of six (6) years following the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy with respect to claims against such persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that in no event shall Parent be required to expend annually pursuant to this Section 6.12(c) more than three hundred percent (300%) of the annual premiums currently paid by the Company for such insurance (the “Premium Cap”) and, if Parent is unable to maintain such policy as a result of this proviso, Parent shall obtain as much comparable insurance as is available by payment of such amount; provided further, that Parent may (i) request the Company to obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such persons than the Company’s existing insurance policies as of the date hereof if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(d)          In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Parent and its successors and assigns assume the obligations set forth in this Section 6.12.

(e)          The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

6.13        Litigation and Claims. Each of Parent and the Company shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Plan of Bank Merger or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.14        Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the First-Step Merger.

6.15        Corporate Governance. Effective as of the Effective Time, Parent shall (i) increase the size of its Board of Directors to fifteen (15) members, (ii) appoint Joseph S. Bracewell, Shaza L. Andersen and two (2) additional current members of the Board of Directors of the Company (the “Company Directors”), to be designated by Parent after consultation with the Company, to its Board of Directors to serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies and (iii) appoint Joseph S. Bracewell and Shaza L. Andersen to the Executive Committee of Parent’s Board of Directors. Effective as of the Effective Time, Parent shall cause Sandy Spring Bank to (i) increase the size of its Board of Directors to fifteen (15) members, and (ii) appoint Joseph S. Bracewell, Shaza L. Andersen and two (2) additional current members of the Board of Directors of the Company, to be designated by Parent after consultation with the Company, to its Board of Directors to serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies. The Boards of Directors of Parent and Sandy Spring Bank shall take appropriate actions to permit such nominations and service under, and subject to the terms of, their respective Bylaws. The Board of Directors of Parent shall take appropriate actions to cause the Company Directors to be nominated to stand for election by Parent’s stockholders at Parent’s next annual meeting of stockholders, with Joseph S. Bracewell nominated as a Class I director with a term expiring at the 2021 annual meeting of stockholders and the other Company Directors nominated to such classes as the Nominating Committee shall determine so that the number of directors in each class is as nearly equal as possible. Thereafter, Parent will apply its normal governance and nomination procedures to the re-election of incumbent directors. At or prior to the Effective Time, Parent shall cause Article III, Section 3 of its bylaws to be amended, as of the Effective Time, to read in its entirety as set forth in Exhibit D.

6.16        Exemption from Liability Under Section 16(b). Parent and the Company agree that, in order to most effectively compensate and retain Company Insiders (as defined below), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Company Common Stock and Company Equity Awards in the First-Step Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.16. Assuming the Company delivers to Parent in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), the Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Company) any dispositions of Company Common Stock or Company Equity Awards by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock by any Company Insiders who, immediately following the First-Step Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

6.17        Trust Preferred Securities and Subordinated Debt.

(a)          At the Effective Time, Parent agrees that it shall expressly assume all of the Company’s obligations under the indenture relating to such subordinated debt securities (including, without limitation, being substituted for the Company) and execute any and all documents, instruments and agreements, including any supplemental indentures, guarantees or declarations of trust required by said indenture, the subordinated debt securities or the trust preferred securities issued by Alliance Virginia Capital Trust I, or as may reasonably be requested by the trustee thereunder, and shall perform all of the Company’s obligations with respect to the subordinated debt securities and the trust preferred securities issued by Alliance Virginia Capital Trust I.

(b)          At the Effective Time, Parent agrees that it shall expressly assume all of the Company’s obligations in connection with the Company’s issuance of $25,000,000 principal amount of its 6.00% Fixed-to-Floating Rate Subordinated Notes due 2025 pursuant to the Indenture, dated as of October 5, 2015, between the Company and Wilmington Trust, National Association, as trustee (including, without limitation, being substituted for the Company), and execute any and all documents, instruments and agreements, including any supplemental indentures, officer’s certificates, opinions of counsel and declarations of trust required by the Indenture, or as may reasonably be requested by the trustee thereunder, and thereafter shall perform all of the Company’s obligations with respect to said indenture.

ARTICLE VII

Conditions to Consummation

7.1          Conditions to Each Party’s Obligations. The respective obligations of each party to effect the First-Step Merger shall be subject to the satisfaction of the following conditions:

(a)          Stockholder Approval. The Requisite Parent Vote and the Requisite Company Vote shall have been obtained.

(b)          NASDAQ Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)          Regulatory Approvals. (i) All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated and (ii) none of such approvals, consents or waivers shall contain any condition or requirement that would reasonably be expected to materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement.

(d)          No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Integrated Mergers or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Integrated Mergers, the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Integrated Mergers.

(e)          Registration Statement; Blue Sky Laws. The Form S-4 shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and be continuing, and Parent shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

7.2          Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the First-Step Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Parent and Merger Sub:

(a)          Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.3, 3.11(a), 3.22 and Section 3.25 (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.3, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1, 3.2, and 3.4 (in each case after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on the Company.

(b)          Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Officers’ Certificate. Parent shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of the Company to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d)          No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e)          Tax Opinion. Parent shall have received a written opinion of Kilpatrick Townsend & Stockton LLP, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Parent, substantially to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion which shall be consistent with the state of facts existing at the Effective Time, the Integrated Mergers will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC. Such opinion may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Parent, Merger Sub the Company and others.

7.3          Conditions to the Obligations of the Company. The obligations of the Company to effect the First-Step Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the Company:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Sections 4.3, 4.11, 4.18 and 4.20 (in each case after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.3, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1, 4.2, and 4.4 (in each case after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent.

(b)          Performance of Obligations. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Officers’ Certificate. The Company shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Parent and Merger Sub to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

(d)          Tax Opinion. The Company shall have received a written opinion of Troutman Sanders LLP, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to the Company, substantially to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion which shall be consistent with the state of facts existing at the Effective Time, the Integrated Mergers will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC. Such opinion may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Parent, Merger Sub, the Company and others.

ARTICLE VIII

Termination

8.1          Termination. This Agreement may be terminated, and the Integrated Mergers abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after the obtainment of the Requisite Parent Vote or the Requisite Company Vote:

(a)          by the mutual written consent of Parent and the Company; or

(b)          by either Parent or the Company, if (i) the Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or at any adjournment thereof at which a vote on the adoption of this Agreement was taken or (ii) if Parent shall have failed to obtain the Requisite Parent Vote at the duly convened Parent Meeting or at any adjournment thereof at which a vote on the issuance of shares of Parent Common Stock in connection with the First-Step Merger was taken; or

(c)          by either Parent or the Company, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d)          by either Parent or the Company, in the event that the First-Step Merger is not consummated by the first anniversary of this Agreement, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

(e)          by either Parent or the Company (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) and (b) or Sections 7.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty; or

(f)          by the Company, prior to the time the Requisite Parent Vote is obtained, if the Board of Directors of Parent shall have (i) failed to recommend in the Joint Proxy Statement that the stockholders of Parent approve the issuance of shares of Parent Common Stock in connection with the First-Step Merger, or withdrawn, modified or qualified such recommendation in a manner adverse to the Company, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after the Company requests in writing that such action be taken or (ii) breached its obligations under Section 6.8 in any material respect; or

(g)          by Parent, prior to the time the Requisite Company Vote is obtained, if the Board of Directors of the Company shall have (i) failed to recommend in the Joint Proxy Statement that the stockholders of the Company adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to Parent, or resolved to do so, or failed to reaffirm such recommendation within two (2) business days after Parent requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Company Common Stock that has been publicly disclosed (other than by Parent or an affiliate of Parent) within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) recommended or endorsed an Acquisition Proposal, or (iii) breached its obligations under Sections 6.1 or 6.8 in any material respect; or

(h)          by the Company, if the Parent Average Price is less than $34.00, subject, however, to the following three sentences.  If the Company elects to exercise its termination right pursuant to this Section 8.1(h), it shall promptly (and in any event no later than the last day of the three (3) day period commencing on the fifth business day immediately preceding the Closing Date) notify Parent in writing of such election.  During the three (3) day period commencing with Parent’s receipt of such notice, Parent shall have the option to (i) increase the Exchange Ratio to equal $32.30 divided by the Parent Average Price or (ii) pay, as part of the Merger Consideration, an amount in cash, without interest, equal to (x) $32.30 minus (y) the Parent Average Price multiplied by .9500 (the “Additional Cash Payment”). If within such three (3) day period, Parent delivers written notice to the Company that it intends to proceed with the Integrated Mergers by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company of the revised Exchange Ratio or Additional Cash Payment, then no termination shall be permitted by, or shall have occurred pursuant to, this Section 8.1(h), and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified, and any references in this Agreement to the Merger Consideration shall thereafter include any Additional Cash Payment).

8.2          Termination Fee.

(a)          In the event of termination of this Agreement by Parent pursuant to Section 8.1(g), the Company shall pay Parent, by wire transfer of same day funds, a fee in the amount of $18,500,000 (the “Termination Fee”).

(b)          In the event of termination of this Agreement by the Company pursuant to Section 8.1(f), Parent shall pay the Company, by wire transfer of same day funds, the Termination Fee.

(c)          In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management or the Board of Directors of the Company or shall have been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (i) (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) or pursuant to Section 8.1(d) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(e), and (ii) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, the Termination Fee; provided, that for purposes of this Section 8.2(c), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%)”.

(d)          The Company and Parent acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. Accordingly, if the Company or Parent fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, then such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. The amounts payable pursuant to Sections 8.2(a), (b) and (c) constitute liquidated damages and not a penalty and, except in the case of fraud or willful misconduct, shall be the sole remedy of the party receiving such payment in the event of termination of this Agreement on the bases specified in such sections.

8.3          Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 6.3(b) and 8.2 and Article IX, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

ARTICLE IX

Certain Other Matters

9.1          Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender. As used in this Agreement, “knowledge” means, with respect to the Company and Parent or any Subsidiary, the actual knowledge of the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Credit Officer, the General Counsel or persons performing comparable functions. As used in this Agreement, (i) “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement, and (iii) “business day” means any day other than a Saturday, Sunday or a day on which banks in Maryland or Virginia are authorized or obligated by Law to close.

9.2          Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 6.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

9.3          Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto (which writing shall expressly state the intent to amend or modify this Agreement) except that, after the vote by the stockholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Company Common Stock or that would contravene any provision of the VSCA or the applicable state and federal banking Laws.

9.4          Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

9.5          Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles (except that matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the Commonwealth of Virginia).

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Maryland (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.8.

9.6          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7          Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement shall be borne proportionately by Parent and the Company based on the number of stockholders of such party.

9.8          Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or by email (with confirmation), mailed by registered or certified mail (return receipt requested) or commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:

Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland 20832
Attention:	Ronald E. Kuykendall,
Secretary and General Counsel
Email:	rkuykendall@sandyspringbank.com

With copies, which shall not constitute notice, to:

Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, Suite 900
Washington, DC 20005
Attention:	Aaron M. Kaslow, Esq.
Email:	akaslow@kilpatricktownsend.com

If to the Company, to:

WashingtonFirst Bankshares, Inc.
11921 Freedom Drive, Suite 250
Reston, Virginia 20190
Attention:	Shaza Andersen
President and Chief Executive Officer
Email:	sandersen@wfbi.com

With copies, which shall not constitute notice, to:

Troutman Sanders LLP
Troutman Sanders Building
1001 Haxall Point
Richmond, Virginia 23219
Attention:	Jacob A. Lutz, III, Esq.
Email:	jake.lutz@troutmansanders.com

9.9          Entire Agreement. This Agreement, together with the documents and instruments referred to herein, together with the Confidentiality Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

9.10        Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

9.11        Third Party Beneficiaries. Except as otherwise specifically provided in Section 6.12, which is intended to benefit each Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12        Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the First-Step Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14        Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

Sandy Spring Bancorp, Inc.

By:	/s/ Daniel J. Schrider
Daniel J. Schrider
President and Chief Executive Officer

Touchdown Acquisition, Inc.

By:	/s/ Daniel J. Schrider
Daniel J. Schrider
President

WashingtonFirst Bankshares, Inc.

By:	/s/ Shaza L. Andersen
Shaza L. Andersen
President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

Exhibit A

Plan of Merger

Merging

Touchdown Acquisition, Inc.,

a Virginia corporation,

with and into

WashingtonFirst Bankshares Inc.,

a Virginia corporation

1.          The Merger. Touchdown Acquisition, Inc., a Virginia corporation (the “Merged Corporation”) and wholly owned subsidiary of Sandy Spring Bancorp, Inc., a Maryland corporation (“Parent”), shall, at the Effective Time (as defined below), be merged (the “Merger”) with and into WashingtonFirst Bankshares Inc., a Virginia corporation (the “Company”). The parties shall file Articles of Merger (the “Articles of Merger”) meeting the requirements of Section 13.1-720 of the Virginia Stock Corporation Act (the “VSCA”) with the State Corporation Commission of the Commonwealth of Virginia.

2.          Effective Time; Effects of the Merger.

(a)          The Merger shall become effective at the date and time (the “Effective Time”) specified in the Articles of Merger.

(b)          The Company shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger and shall continue its existence under the laws of the Commonwealth of Virginia. Upon consummation of the Merger, the separate corporate existence of the Merged Corporation shall terminate.

(c)          The Merger will have the effects set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Company shall possess all of the properties, rights, privileges, powers and franchises of the Merged Corporation and be subject to all of the debts, liabilities and obligations of the Merged Corporation.

3.          Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Company, as the Surviving Corporation, shall be the Articles of Incorporation of the Merged Corporation, as in effect immediately prior to the Effective Time and attached hereto as Exhibit 1, until such Articles of Incorporation are thereafter amended in accordance with their terms and applicable law.

4.          Bylaws. At the Effective Time, the Bylaws of the Company, as the Surviving Corporation, shall be the Bylaws of the Merged Corporation, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with their terms and applicable law.

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5.          Manner and Basis of Converting Shares of Merged Corporation Common Stock and Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, the Merged Corporation or any holder of any shares of the common stock or other capital stock of the Company, Parent or the Merged Corporation:

(a)          Merged Corporation Common Stock. At and after the Effective Time, each share of the common stock, par value $0.01 per share, of the Merged Corporation issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation.

(b)          Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of the common stock, par value $0.01 per share, of the Company (“Company Voting Common Stock”) and each share of the Non-Voting Common Stock, Series A of the Company (“Company Non-Voting Common Stock,” and, together with the Company Voting Common Stock, the “Company Common Stock”) issued and outstanding at the Effective Time, other than (i) Dissenting Shares (as defined below) and (ii) shares of Company Common Stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Parent, the Company or a Subsidiary of either (collectively “Excluded Shares”), shall become and be converted into a number of shares (the “Exchange Ratio”) of the common stock, par value $1.00 per share, of Parent (“Parent Common Stock”) as follows:

(i)          if the Parent Average Price is greater than $53.23, the Exchange Ratio shall equal .8210;

(ii)         if the Parent Average Price is greater than $50.15 and equal to or less than $53.23, the Exchange Ratio shall equal the quotient of $43.70 divided by the Parent Average Price;

(iii)        if the Parent Average Price is equal to or greater than $37.07 and equal to or less than $50.15, the Exchange Ratio shall equal .8713;

(iv)        if the Parent Average Price is equal to or greater than $34.00 and less than $37.07, the Exchange Ratio shall be equal to the quotient of $32.30 divided by the Parent Average Price; and

(v)         if the Parent Average Price is less than $34.00, the Exchange Ratio shall equal .9500.

“Parent Average Price” shall mean the volume-weighted average price per share, rounded to the nearest hundredth of a cent, of Parent Common Stock on the NASDAQ Global Select Market for the twenty (20) consecutive trading days ending on (and including) the fifth business day immediately preceding the closing of the Merger, as reported by Bloomberg Financial Markets, or any successor thereto, through its “volume weighted average price” function (or, if not reported therein, in another authoritative source mutually selected by Parent and the Company). The Parent Common Stock to be issued in the Merger is sometimes referred to herein as the “Merger Consideration.”

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(c)          Parent Capital Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(d)          No Fractional Shares. No fraction of a share of Parent Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Parent shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Parent Average Price.

(e)          Anti-Dilutive Adjustments. If, between the date of the Agreement and Plan of Merger dated as of May 15, 2017 (the “Merger Agreement”) by and among Parent, the Merged Corporation and the Company and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by the Merger Agreement prior to such event.

(f)           Excluded Shares. As of the Effective Time, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto.

6.          Treatment of Company Equity Awards

(a)          At the Effective Time, each option to purchase shares of Company Common Stock granted by the Company under a Company Stock Plan (as defined below) or assumed by the Company prior to the date of this Agreement, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall, automatically and without any action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company Stock Option to receive (without interest), no later than the first payroll period following the Effective Time and in any event no later than thirty (30) calendar days following the closing date of the Merger, an amount in cash equal to the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (y) the excess, if any, of (A) the Equity Award Cash-out Price (as defined below) over (B) the exercise price per share of Company Common Stock of such Company Stock Option less applicable taxes required to be withheld with respect to such payment. For the avoidance of doubt, any Company Stock Option which has an exercise price per share of Company Common Stock that is greater than or equal to the Equity Award Cash-out Price shall be cancelled at the Effective Time for no consideration or payment. For purposes of this Agreement, the term “Equity Award Cash-out Price” means an amount equal to the product of (x) the Exchange Ratio multiplied by (y) the Parent Average Price.

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(b)          At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award” and, together with the Company Stock Options, the “Company Equity Awards”) shall fully vest and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to Section 5(b) of this Plan of Merger. Parent shall pay or issue the consideration described in this Section 6 within five (5) business days following the Effective Time. Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the Merger Consideration payable in respect of the Company Restricted Stock Awards all such amounts as it is required to deduct and withhold under the Internal Revenue Code or any provisions of state, local, or foreign tax law.

(c)          For purposes of this Plan of Merger, “Company Stock Plans” means the WashingtonFirst Bankshares, Inc. 2010 Equity Compensation Plan and the 1st Portfolio Holding Corporation 2009 Stock Incentive Plan.

7.          Exchange Procedures.

(a)          Exchange Agent. At or prior to the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of certificates, or evidence of shares in book entry form, representing Company Common Stock (“Old Certificates”), for exchange in accordance with this Section 7, (a) certificates, or at Parent’s option, evidence of shares in book entry form, representing the Parent Common Stock (“New Certificates”), to be given to the holders of Company Common Stock pursuant to Section 5(b) in exchange for outstanding shares of such Company Common Stock, and (b) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 5(d) (such New Certificates and cash being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent, or as otherwise directed by Parent.

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(b)          Company Stock Certificate Exchange Procedures.

(i)          As promptly as reasonably practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Section 5, a letter of transmittal (a “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Section 5(b), and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 7(b)(iii). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed Letter of Transmittal duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Merger Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Section 5(b), and (ii) a check representing the amount of (1) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 5(b) and (2) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 7(b)(iii), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Old Certificates or any dividends payable under Section 7(b)(iii). Until surrendered as contemplated by this Section 7(b), each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 7(b).

(ii)         The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Parent and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

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(iii)        No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Parent Common Stock hereunder until such person surrenders his or her Old Certificates in accordance with this Section 7(b). Subject to the effect of applicable abandoned property, escheat or similar laws, upon the surrender of such person’s Old Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Parent Common Stock represented by such person’s Old Certificates.

(iv)        The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Old Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 7(b).

(v)         Any portion of the aggregate amount of cash to be paid pursuant to Section 5(b), any dividends or other distributions to be paid pursuant to this Section 7(b) or any proceeds from any investments thereof that remains unclaimed by the stockholders of the Company for six (6) months after the Effective Time shall be repaid by the Exchange Agent to Parent upon the written request of Parent. After such request is made, any stockholders of the Company who have not theretofore complied with this Section 7(b) shall look only to Parent for the Merger Consideration, any cash in lieu of fractional shares, and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds, as determined pursuant to this Agreement, in each case without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(vi)        Parent and the Exchange Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, Parent and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

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8.          Appraisal Rights. In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Company Voting Common Stock. Each share of Company Non-Voting Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a holder who (i) shall not have voted or caused or permitted any of his, her or its shares to be voted in favor of the Merger, and (ii) pursuant to Section 13.1-729 et seq. of the VSCA, duly and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares of Company Non-Voting Common Stock (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but, instead, the holder thereof, with respect to such Dissenting Shares, shall be entitled to payment in cash from the Surviving Corporation of the appraised value of the Dissenting Shares in accordance with the provisions of the VSCA. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of Company Non-Voting Common Stock of such holder as to which appraisal rights were not duly and validly exercised or perfected, or were effectively withdrawn or lost, shall not be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration as provided in this Plan of Merger.

9.          Amendment. Prior to the Effective Time, any provision of this Plan of Merger may be amended or modified at any time by an agreement in writing between the Company, the Merged Company and Parent (which writing shall expressly state the intent to amend or modify this Plan of Merger) except that, after the vote by the stockholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Company Common Stock or that would contravene any provision of the VSCA or the applicable state and federal banking laws, rules and regulations.

10.         Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Merger Agreement.

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Exhibit B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TOUCHDOWN ACQUISITION, INC.

(f/k/a WashingtonFirst Bankshares, Inc.)

The undersigned, on behalf of the corporation set forth below, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, states as follows:

1.          The name of the Corporation is TOUCHDOWN ACQUISITION, INC.

2.          The address of the registered office of the Corporation in the Commonwealth of Virginia is 4701 Cox Road, Suite 285, Richmond, Virginia 23060. The name of the registered agent at that address is CT Corporation System.

3.          The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Virginia Stock Corporation Act.

4.          The Corporation shall have authority to issue a total of one thousand (1,000) shares of common stock, at a par value of one cent ($0.01) per share. Each outstanding share of common stock shall be entitled to one vote on each matter voted on at a shareholders’ meeting.

5.          An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages in any proceeding brought by or in the right of the Corporation or brought by or on behalf of stockholders of the Corporation, except to the extent otherwise required by Virginia law. If Virginia law is amended or enacted after the date of filing of these Articles to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by Virginia law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

6.          The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person’s testator, intestate, personal representative of spouse is or was a director or officer of the Corporation, is or was a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of a Subsidiary of the Corporation, or serves or served at the request of the Corporation as a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon demand by such person and, if any such demand is made in advance of the final disposition of any such action, suit or proceeding, promptly upon receipt by the Corporation of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this Article Six shall be enforceable against the Corporation by such person, who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer or in such other capacity as provided above. In addition, the rights provided to any person by this Article Six shall survive the termination of such person as any such director, officer, trustee, member, stockholder, partner, incorporator or liquidator and, insofar as such person served at the request of the Corporation as a director, officer, trustee, member, stockholder, partner, incorporator or liquidator of or in any other capacity for any other enterprise, shall survive the termination of such request as to service prior to termination of such request. No amendment of this Article Six shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment.

Notwithstanding anything contained in this Article Six, except for proceedings to enforce rights provided in this Article Six, the Corporation shall not be obligated under this Article Six to provide any indemnification or any payment or reimbursement of expenses to any director, officer or other person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or crossclaims initiated by others) unless the Board of Directors has authorized or consented to such proceeding (or part thereof) in a resolution adopted by the board.

For purposes of this Article Six, the term “Subsidiary” shall mean any corporation, partnership, limited liability company or other entity in which the Corporation owns, directly or indirectly, a majority of the economic or voting ownership interest; the term “other enterprise” shall include any corporation, partnership, limited liability company, joint venture, trust, association or other unincorporated organization or other entity and any employee benefit plan; the term “officer,” when used with respect to the Corporation, shall refer to any officer elected or appointed pursuant to the Corporation’s Bylaws, when used with respect to a Subsidiary or other enterprise that is a corporation, shall refer to any person elected or appointed pursuant to the bylaws of such Subsidiary or other enterprise or chosen in such manner as is prescribed by the bylaws of such Subsidiary or other enterprise or determined by the board of directors of such Subsidiary or other enterprise, and when used with respect to a Subsidiary or other enterprise that is not a corporation or is organized in a foreign jurisdiction, the term “officer” shall include in addition to any officer of such entity, any person serving in a similar capacity or as the manager of such entity; service “at the request of the Corporation” shall include service as a director or officer of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a person with respect to an employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

To the extent authorized from time to time by the Board of Directors, the Corporation may provide to (i) any one or more employees and other agents of the Corporation, (ii) any one or more officers, employees and other agents of any Subsidiary and (iii) any one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys’ fees, that are similar to the rights conferred in this Article Six on directors and officers of the Corporation or any Subsidiary or other enterprise. Any such rights shall have the same force and effect as they would have if they were conferred in this Article Six.

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Nothing in this Article Six shall limit the power of the Corporation or the Board of Directors to provide rights of indemnification and to make payment and reimbursement of expenses, including attorneys’ fees, to directors, officers, employees, agents and other persons otherwise than pursuant to this Article Six.

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Exhibit C

PLAN OF BANK MERGER

This is a Plan of Bank Merger, dated as of the 15th day of May, 2017 (the “Agreement”), by and between WashingtonFirst Bank, a Virginia state-chartered bank and a wholly owned subsidiary of WashingtonFirst Bankshares, Inc., a Virginia corporation (“WashingtonFirst”), and Sandy Spring Bank, a Maryland state-chartered trust company with commercial banking powers and a wholly owned subsidiary of Sandy Spring Bancorp, Inc., a Maryland corporation (“Sandy Spring”). The principal banking office of WashingtonFirst Bank is located at 11921 Freedom Drive, Suite 250, Reston, Virginia 20190. The principal banking office of Sandy Spring Bank is located at 17801 Georgia Avenue, Olney, Maryland 20832.

WHEREAS, the Boards of Directors of Sandy Spring and WashingtonFirst have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction set forth in the Agreement and Plan of Merger, dated as of May 15, 2017 (the “Merger Agreement”), by and among WashingtonFirst, Touchdown Acquisition, Inc. and Sandy Spring, pursuant to which, among other things, a wholly-owned subsidiary of Sandy Spring will merge with and into WashingtonFirst (the “Merger”), with WashingtonFirst surviving; and

WHEREAS, not less than (a) a majority of the entire Board of Directors of WashingtonFirst Bank and (b) a majority of the entire Board of Directors of Sandy Spring Bank have approved, and deem it advisable to consummate, the merger between WashingtonFirst Bank and Sandy Spring Bank (the “Bank Merger”) provided for herein, in accordance with the provisions of the banking laws of the State of Maryland and the Commonwealth of Virginia;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

The Merger

1.1           Effective Time of the Bank Merger. Subject to the provisions of this Agreement, the Bank Merger shall become effective in accordance with the terms of the Certificate of Merger (the “Maryland Certificate of Merger”) to be issued by the Commissioner of Financial Regulation of the State of Maryland (the “Commissioner”) and the Certificate of Merger (the “Virginia Certificate of Merger” and, together with the Maryland Certificate of Merger, the “Certificates of Merger”) to be issued by the State Corporation Commission of the Commonwealth of Virginia (the “Virginia SCC”). The term “Bank Merger Effective Time” shall mean the date and time when the Bank Merger becomes effective, as specified on the Certificates of Merger.

1.2           Effects of the Merger.

(a)          At the Bank Merger Effective Time, (i) the separate existence of WashingtonFirst Bank shall cease and WashingtonFirst Bank shall be merged with and into Sandy Spring Bank (Sandy Spring Bank is sometimes referred to herein as the “Surviving Bank”), (ii) the Charter of Sandy Spring Bank as in effect immediately prior to the Bank Merger Effective Time shall be the Charter of the Surviving Bank until duly amended in accordance with applicable law, (iii) the name of the Surviving Bank shall be “Sandy Spring Bank,” (iv) the Bylaws of Sandy Spring Bank as in effect immediately prior to the Bank Merger Effective Time shall be the Bylaws of the Surviving Bank, (v) the main office and other offices of WashingtonFirst Bank established and authorized immediately prior to the Bank Merger Effective Time shall become established and authorized offices of the Surviving Bank, (vi) the directors of Sandy Spring Bank immediately prior to the Bank Merger Effective Time, plus Joseph S. Bracewell, Shaza L. Anderson and two additional current members of the Board of Directors of WashingtonFirst Bank, to be designated by Sandy Spring Bank after consultation with WashingtonFirst Bank, shall be the directors of the Surviving Bank, each to hold office in accordance with the Charter and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified; and (vii) the executive officers of Sandy Spring Bank immediately prior to the Bank Merger Effective Time, and certain executive officers of WashingtonFirst Bank to be designated by Sandy Spring Bank prior to the Bank Merger Effective Time, shall be the executive officers of the Surviving Bank, each to hold office in accordance with the Charter and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

(b)          At and after the Bank Merger Effective Time, the Bank Merger shall have all the effects set forth in Maryland Code Annotated, Fin. Inst. Section 3-712, Section 13.1-721 of the Virginia Stock Corporation Act and other applicable laws.

1.3           Headquarters. The principal banking office of the Surviving Bank shall be at 17801 Georgia Avenue, Olney, Maryland 20832.

1.4           Deposit Accounts. After the Bank Merger Effective Time, the Surviving Bank will continue to issue deposit accounts on the same basis as immediately prior to the Bank Merger Effective Time.

ARTICLE II

Capital Stock of the Constituent

Banks and the Surviving Bank

2.1           WashingtonFirst Bank Capital Stock. At the Bank Merger Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any shares of common stock, $5.00 par value per share, of WashingtonFirst Bank (“WashingtonFirst Bank Common Stock”), all shares of WashingtonFirst Bank Common Stock shall automatically be cancelled and retired and shall cease to exist.

2.2           Sandy Spring Bank Common Stock. The shares of common stock, $10.00 par value per share, of Sandy Spring Bank issued and outstanding immediately prior to the Bank Merger Effective Time shall remain outstanding and unchanged after the Bank Merger.

2.3           Capital Stock of Surviving Bank. The authorized capital stock of the Surviving Bank shall be five million (5,000,000) shares of common stock, par value $10.00 per share.

ARTICLE III

Covenants

3.1           Covenants of Sandy Spring Bank and WashingtonFirst Bank. During the period from the date of this Agreement and continuing until the Bank Merger Effective Time, each of the parties hereto agrees to observe and perform all agreements and covenants of Sandy Spring and WashingtonFirst in the Merger Agreement that pertain or are applicable to Sandy Spring Bank and WashingtonFirst Bank, respectively. Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to and in accordance with the applicable provisions of the Merger Agreement.

ARTICLE IV

Conditions Precedent

4.1           Conditions to Each Party's Obligation to Effect the Bank Merger. The respective obligations of each party to effect the Bank Merger shall be subject to the satisfaction of the following conditions:

(a)          Consummation of The Merger. The Merger shall have been consummated in accordance with the terms and conditions of the Merger Agreement.

(b)          Stockholder Approvals. This Agreement and the transactions contemplated hereby shall have been duly approved, ratified and confirmed by the required vote of the stockholders of each of Sandy Spring Bank and WashingtonFirst Bank.

(c)          Regulatory Approvals. All requisite regulatory approvals and clearances of the Bank Merger, including the approval of the Commissioner and the Virginia SCC, shall have been obtained and shall continue to be in full force and effect, and all applicable waiting periods shall have expired.

ARTICLE V

Termination And Amendment

5.1           Termination. This Agreement shall be terminated immediately and without any further action on the part of WashingtonFirst Bank or Sandy Spring Bank upon any termination of the Merger Agreement. This Agreement may be terminated at any time prior to the Bank Merger Effective Time by mutual consent of WashingtonFirst Bank and Sandy Spring Bank in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board.

5.2           Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation under this Agreement on the part of WashingtonFirst Bank, Sandy Spring Bank or their respective officers, directors or affiliates, except that no party shall be relieved or released from any damages or liabilities arising out of any willful breach of this Agreement.

5.3           Amendment. This Agreement may not be amended except by an agreement in writing, expressly stating an intention to amend this Agreement, signed on behalf of each of the parties hereto.

ARTICLE VI

General Provisions

6.1           Survival. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Bank Merger Effective Time.

6.2           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to Sandy Spring Bank or WashingtonFirst Bank, respectively, at the addresses for notices to WashingtonFirst or Sandy Spring respectively, as set forth in the Merger Agreement, with copies to the persons referred to therein.

6.3           Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

6.4           Entire Agreement. Except as otherwise set forth in this Agreement or the Merger Agreement (including the documents and the instruments referred to herein or therein), this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

6.5           Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to conflicts of laws principles.

6.6           Authorization under Maryland Law. The Surviving Bank certifies that its participation in the Bank Merger was duly authorized as required by the laws of the State of Maryland.

6.7           Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

[signature page follows]

IN WITNESS WHEREOF, Sandy Spring Bank and WashingtonFirst Bank have caused this Plan of Bank Merger to be executed by their duly authorized officers as of the date first above written.

SANDY SPRING BANK

By:
Daniel J. Schrider
President and Chief Executive Officer

Attest:

Ronald E. Kuykendall
Secretary and General Counsel

WASHINGTONFIRST BANK

By:
Shaza L. Andersen
Chief Executive Officer

Attest:

Richard D. Horn
General Counsel and Corporate Secretary

Signature page to Plan of Bank Merger

Exhibit D

Form of Article III, Section 3 of Parent Bylaws

Section 3. Age Limitation. No person shall be eligible for election or appointment to the board of directors if such person is under twenty-one (21) or over seventy-two (72) years of age at the time of his or her election or appointment. No director shall serve beyond the annual meeting of shareholders immediately following his or her seventy-second (72nd) birthday. This limitation shall not apply to a person serving as an advisory director or a director emeritus. Notwithstanding the foregoing, a director may, at the request of the Nominating Committee and if ratified by the Board, continue to serve as a director after the annual meeting of shareholders immediately following his or her seventy-second (72nd) birthday if (i) he or she was appointed to the board of directors in connection with a corporate acquisition, consolidation, or merger and (ii) the Nominating Committee and Board determine that his or her continued service would be of substantial benefit to the Corporation in recognizing the benefit of such acquisition, consolidation or merger. The continuation of such person’s service as a director shall be for such period as the Nominating Committee, subject to the approval of the Board, shall determine.